NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS
Double-Digit Growth in Revenues, Operating and Net Income and EPS Delivered;
Financial Guidance and Cost Reduction Targets Increased

•	Revenues up 36% to $524 million driven by valuation solutions upsides and higher organic growth in mortgage and insurance underwriting, international and spatial solutions.

•	Operating income from continuing operations up 29% to $85 million fueled by higher revenue and expense management benefits.

•	Net income from continuing operations up 27% to $36 million. Diluted EPS from continuing operations up 29% to $0.40. Adjusted EPS up 35% to $0.73 per share.

•	Adjusted EBITDA up 23% to $143 million.

•	Full-year 2016 revenues, adjusted EBITDA and adjusted EPS expected at upper ends of previously issued guidance ranges. Full-year 2016 share repurchase target increased from 3 to 4 million shares.

•	Company expands full-year 2017 cost reduction program target from $15 to $30 million and confirms share repurchase of at least 4 million common shares.

Irvine, Calif., October 24, 2016 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended September 30, 2016.

“CoreLogic delivered another exceptionally strong operating performance in the third quarter. Quarterly revenues and operating income were at record levels as we continued to grow our market leadership and operational scale. We also aggressively executed against productivity programs through which we expect to yield cost reductions of at least $30 million in 2016 and a similar amount in 2017,” said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “We generated strong organic growth rates from our core operations during the third quarter. As we enter 2017, we expect to continue this strong performance as we capitalize on opportunities in such areas as valuation solutions, share gains, pricing, and product development.”

“Our consistently outstanding operating performance over the past six years has allowed us to return almost $1 billion in capital to our shareholders in the form of share repurchases. Our success is the result of a relentless focus on efficiently deploying scaled must have data-driven solutions that, collectively, enable our clients to more precisely underwrite and manage their risks and capitalize on opportunities as they arise,” added Frank Martell,

Chief Operating Officer of CoreLogic. “Our cash flow generation remains consistently strong and we are returning the majority of these funds to our shareholders. In 2016 and 2017, we expect to repurchase at least 8 million of our common shares and believe the continued repurchase of a significant amount of our shares represents a substantial value creation mechanism for our long term shareholders.”

Third Quarter Financial Highlights
Third quarter reported revenues totaled $524 million compared with $386 million in the same 2015 period. The year-over-year increase of 36% was driven primarily by valuation solutions (VSG-related) upsides, growth in insurance and spatial solutions, international operations and higher risk management and underwriting solutions revenues; offset partially by the timing of project-related revenues and the wind down of non-core product lines.  Property Intelligence (PI) segment revenues rose 79% to $281 million driven principally by growth attributable to VSG as well as insurance and spatial solutions and international operations.  Risk Management and Work Flow (RMW) revenues totaled $246 million, 6% above 2015 levels, as the benefits from higher U.S. origination unit volumes and market share and/or pricing gains in tax, flood zone determination and credit services were partially offset by the exit of non-core product lines.

Operating income from continuing operations totaled $85 million for the third quarter of 2016 compared with $66 million for the same prior year period. The 29% year-over-year increase in operating income was principally attributable to higher revenue and cost reduction program benefits which more than offset elevated levels of investment in compliance and cyber-security.

Third quarter net income from continuing operations totaled $36 million compared with $28 million in the same 2015 period. The 27% increase was primarily the result of the operating upsides discussed previously and lower interest expense and tax provisions. Diluted EPS from continuing operations totaled $0.40 for the third quarter of 2016, up from $0.31 in the prior year reflecting the positive impacts of revenue growth and cost reduction programs as well as reduced interest expense and taxes. Adjusted diluted EPS totaled $0.73, up 35% year-over-year.

Adjusted EBITDA totaled $143 million in the third quarter compared with $116 million in the same prior year period. The 23% year-over-year increase in adjusted EBITDA resulted principally from revenue growth and expense management partially offset by investments in compliance and cyber-security discussed previously. Adjusted EBITDA was 27% of revenues. PI segment adjusted EBITDA totaled $68 million compared with $50 million in 2015 reflecting higher revenues and cost reduction program benefits. RMW adjusted EBITDA of $84 million was $8 million higher than the same 2015 period as gains were fueled primarily by favorable market volumes, as well as pricing and/or share gains in tax, flood zone determination and credit services.

Liquidity and Capital Resources
On July 18, 2016, the Company amended and increased its senior secured credit facility by $525 million. Upon closing, the Company’s amended senior secured credit facility consisted of $1,333 million of outstanding term loans and a $550 million revolving credit facility. The Company utilized approximately $411 million of the $525 million proceeds to redeem all of its outstanding 7.25% Senior Notes due 2021 (103.625% of the principal amount outstanding plus accrued and unpaid interest and transaction-related fees). The Company utilized $110 million of the proceeds to reduce its outstanding revolving credit facility to approximately $280 million. Subsequently in the third quarter, the Company made additional term loan and revolver principal payments of approximately $42 million.

As of September 30, 2016, the Company had available capacity on its revolving credit facility of $295 million. Total gross debt as of September 30, 2016 was approximately $1,634 million compared with $1,653 million as of June 30, 2016 and $1,364 million as of December 31, 2015.

During the third quarter, the Company repurchased 2.1 million of its common shares for $84 million. Year-to-date the Company has repurchased approximately 2.9 million shares for $113 million.

At September 30, 2016, the Company had cash and equivalents of $79 million compared with $99 million at December 31, 2015. Net operating cash provided by continuing operations for the twelve months ended September 30, 2016 was $394 million. Free cash flow (FCF - defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets) for the twelve months ended September 30, 2016 totaled $309 million, which represented 65% of adjusted EBITDA.

Updated Financial Guidance
Based on actual operating performance through September 30, 2016 and projected fourth quarter business and market trends, CoreLogic expects to achieve the upper ends of its previously issued 2016 financial guidance ranges which appear below:

($ in millions except adjusted EPS)	2016 Guidance	Implied Growth 2016 Versus 2015 Actual
Revenue	$1,890 - $1,920	24 - 26%
Adjusted EBITDA(1)	$480 - $500	14 - 18%
Adjusted EPS(1)	$2.20 - $2.30	16 - 21%

(1) Definition of adjusted results, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release. These non-GAAP measures should be considered as purely supplemental to GAAP measures and relevant reconciliations, where appropriate, of each non-GAAP to its nearest equivalent GAAP measure are also provided as part of the financial tables provided with this release.

The Company expects to increase its 2016 share repurchase program from 3 million to 4 million shares and repurchase at least 4 million additional common shares during 2017.

The Company has expanded its 2017 cost reduction program target from $15 to $30 million.

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Tuesday, October 25, 2016, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 85282281.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 85282281.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

#######

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's updated financial guidance and market expectations; investment and strategic growth plans, cost reductions, and productivity programs; the Company's overall financial performance, and the Company's margin and cash flow profile. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies, including the launch of the VSG, and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which the Company believes are useful supplemental information to investors and management regarding the Company’s financial condition and results. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures presented in this press release. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax effected at an assumed effective tax rate of 36% for 2016 and 35% for 2015. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. Free cash flow is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Operating revenues	$523,896	$386,439	$1,477,644	$1,137,224
Cost of services (excluding depreciation and amortization shown below)	275,469	192,838	785,578	568,125
Selling, general and administrative expenses	119,105	91,241	346,984	283,517
Depreciation and amortization	44,498	36,440	127,433	109,689
Total operating expenses	439,072	320,519	1,259,995	961,331
Operating income	84,824	65,920	217,649	175,893
Interest expense:
Interest income	736	645	1,921	2,985
Interest expense	14,448	17,207	47,128	48,522
Total interest expense, net	(13,712)	(16,562)	(45,207)	(45,537)
Loss on early extinguishment of debt and other, net	(19,795)	(2,448)	(17,088)	(3,494)
Income from continuing operations before equity in earnings of affiliates and income taxes	51,317	46,910	155,354	126,862
Provision for income taxes	15,922	21,765	51,984	47,387
Income from continuing operations before equity in earnings of affiliates	35,395	25,145	103,370	79,475
Equity in earnings of affiliates, net of tax	607	3,497	595	11,931
Net income from continuing operations	36,002	28,642	103,965	91,406
Loss from discontinued operations, net of tax	(936)	(117)	(998)	(445)
Net income	35,066	28,525	102,967	90,961
Less: Net income attributable to noncontrolling interests	—	357	—	823
Net income attributable to CoreLogic	$35,066	$28,168	$102,967	$90,138
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$36,002	$28,285	$103,965	$90,583
Loss from discontinued operations, net of tax	(936)	(117)	(998)	(445)
Net income attributable to CoreLogic	$35,066	$28,168	$102,967	$90,138
Basic income per share:
Net income from continuing operations	$0.41	$0.32	$1.18	$1.01
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—
Net income attributable to CoreLogic	$0.40	$0.32	$1.17	$1.01
Diluted income per share:
Net income from continuing operations	$0.40	$0.31	$1.16	$1.00
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—
Net income attributable to CoreLogic	$0.39	$0.31	$1.15	$1.00
Weighted-average common shares outstanding:
Basic	87,584	88,719	88,141	89,374
Diluted	89,188	90,154	89,701	90,741
Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	September 30,	December 31,
Assets	2016	2015
Current assets:
Cash and cash equivalents	$79,015	$99,090
Marketable securities	21,819	22,709
Accounts receivable (less allowance for doubtful accounts of $8,011 and $6,212 as of September 30, 2016 and December 31, 2015, respectively)	283,145	240,988
Prepaid expenses and other current assets	58,194	45,882
Income tax receivable	2,753	37,029
Deferred income tax assets, current	—	95,887
Assets of discontinued operations	681	681
Total current assets	445,607	542,266
Property and equipment, net	443,589	375,654
Goodwill, net	2,109,944	1,881,547
Other intangible assets, net	494,758	352,148
Capitalized data and database costs, net	333,058	327,841
Investment in affiliates, net	65,347	69,205
Deferred income tax assets, long-term	2,180	2,219
Restricted cash	8,936	10,926
Other assets	108,156	111,910
Total assets	$4,011,575	$3,673,716
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$180,928	$158,213
Accrued salaries and benefits	98,389	117,187
Deferred revenue, current	285,221	269,071
Mandatorily redeemable noncontrolling interests	—	18,981
Current portion of long-term debt	87,484	48,497
Liabilities of discontinued operations	3,859	2,527
Total current liabilities	655,881	614,476
Long-term debt, net of current	1,527,224	1,288,177
Deferred revenue, net of current	468,666	448,819
Deferred income tax liabilities, long term	109,667	107,249
Other liabilities	169,518	165,505
Total liabilities	2,930,956	2,624,226

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 86,362 and 88,228 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	471,679	551,206
Retained earnings	721,366	618,399
Accumulated other comprehensive loss	(112,427)	(120,116)
Total stockholders' equity	1,080,619	1,049,490
Total liabilities and equity	$4,011,575	$3,673,716

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$102,967	$90,961
Less: Loss from discontinued operations, net of tax	(998)	(445)
Net income from continuing operations	103,965	91,406
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	127,433	109,689
Amortization of debt issuance costs	4,333	4,936
Provision for bad debt and claim losses	11,064	6,328
Share-based compensation	29,859	26,419
Excess tax benefit related to stock options	(2,352)	(6,284)
Equity in earnings of affiliates, net of taxes	(595)	(11,931)
Gain on sale of property and equipment	(21)	(91)
Deferred income tax	10,283	(1,713)
Loss on early extinguishment of debt and other, net	17,088	3,494
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(36,737)	(23,570)
Prepaid expenses and other current assets	(8,671)	3,420
Accounts payable and accrued expenses	(3,393)	(8,392)
Deferred revenue	35,814	56,373
Income taxes	32,981	2,072
Dividends received from investments in affiliates	8,773	26,516
Other assets and other liabilities	(12,550)	(19,008)
Net cash provided by operating activities - continuing operations	317,274	259,664
Net cash used in operating activities - discontinued operations	(468)	(7,584)
Total cash provided by operating activities	$316,806	$252,080
Cash flows from investing activities:
Purchase of subsidiary shares from noncontrolling interests	$(18,023)	$—
Purchases of property and equipment	(35,156)	(30,009)
Purchases of capitalized data and other intangible assets	(27,212)	(27,706)
Cash paid for acquisitions, net of cash acquired	(396,816)	(119,346)
Purchases of investments	(3,366)	(3,748)
Proceeds from sale of property and equipment	21	94
Proceeds from sale of investments	2,451	—
Change in restricted cash	1,990	1,496
Net cash used in investing activities - continuing operations	(476,111)	(179,219)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(476,111)	$(179,219)
Cash flows from financing activities:
Proceeds from long-term debt	$915,000	$114,375
Debt issuance costs	(6,314)	(6,452)
Repayment of long-term debt	(647,286)	(46,999)
Debt extinguishment premium	(14,246)	—
Proceeds from issuance of shares in connection with share-based compensation	13,119	19,554
Tax withholdings related to net share settlements	(9,544)	(14,425)
Shares repurchased and retired	(112,961)	(97,430)
Excess tax benefit related to stock options	2,352	6,284
Net cash provided by/(used in) financing activities - continuing operations	140,120	(25,093)
Net cash provided by financing activities - discontinued operations	—	—
Total cash provided by/(used in) financing activities	$140,120	$(25,093)
Effect of exchange rate on cash	(890)	6,757
Net change in cash and cash equivalents	(20,075)	54,525
Cash and cash equivalents at beginning of period	99,090	104,677
Less: Change in cash and cash equivalents - discontinued operations	(468)	(7,584)
Plus: Cash swept to discontinued operations	(468)	(8,118)
Cash and cash equivalents at end of period	$79,015	$158,668

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended September 30, 2016
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$28,325	$76,749	$(69,072)	$—	$36,002
Income taxes	—	—	16,405	—	16,405
Depreciation & amortization	33,280	6,304	4,914	—	44,498
Interest expense	566	—	13,146	—	13,712
Stock-based compensation	3,836	1,195	5,510	—	10,541
Non-operating losses	—	—	19,037	—	19,037
Efficiency investments	—	—	1,065	—	1,065
Transaction costs	807	—	(84)	—	723
Amortization of acquired intangibles included in equity in earnings of affiliates	723	—	—	—	723
Adjusted EBITDA	$67,537	$84,248	$(9,079)	$—	$142,706

	For the Three Months Ended September 30, 2015
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$25,213	$64,100	$(60,671)	$—	$28,642
Income taxes	—	—	24,064	—	24,064
Depreciation & amortization	23,052	9,525	3,863	—	36,440
Interest expense	101	4	16,457	—	16,562
Stock-based compensation	1,315	1,564	5,001	—	7,880
Efficiency investments	274	391	1,365	—	2,030
Transaction costs	273	—	508	—	781
Adjusted EBITDA	$50,228	$75,584	$(9,413)	$—	$116,399

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended September 30,
	2016	2015
Net income from continuing operations	$0.40	$0.31
Stock-based compensation	0.12	0.09
Non-operating losses	0.22	—
Efficiency investments	0.01	0.02
Transaction costs	0.01	0.01
Depreciation and amortization of acquired software and intangibles	0.19	0.14
Amortization of acquired intangibles included in equity in earnings of affiliates	0.01	—
Income tax effect on adjustments	(0.23)	(0.03)
Adjusted EPS	$0.73	$0.54

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended September 30, 2016
Net cash provided by operating activities - continuing operations	$393,759
Purchases of property and equipment	(49,296)
Purchases of capitalized data and other intangible assets	(35,915)
Free Cash Flow	$308,548